EXHIBIT 99.1

[SOUTHERN MICHIGAN BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

         Coldwater, Michigan, April 19, 2004: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) reported net income of $832,000, or $.45 per share, for the quarter ended March 31, 2004. Net income for the same quarter a year ago was $816,000 or $.44 per share.

         The Board of directors has approved an increase in the quarterly dividend from $.16 per share to $.17 per share for the second quarter of 2004.

         Southern Michigan Bancorp, Inc. recorded net recoveries of $7,000 for the first quarter. Non-performing assets decreased from a high of $6,482,000 in October of 2003 to $4,731,000 at March 31, 2004. As of April 16, 2004, non-performing assets had further decreased to $3,578,000. This, in addition to other factors, resulted in a $0 provision for loan losses for the quarter compared to $225,000 for the same quarter in 2003.

         Southern Michigan Bancorp, Inc. is a holding company and the parent company of Southern Michigan Bank and Trust. Southern Michigan Bank & Trust operates 10 offices throughout southern Michigan. For more information, please visit our website, www.smb-t.com.